Exhibit 10.2
Private and Confidential

[•], 2025

[Name]
[Address]

[Name],

Reference is made to (1) the Agreement and Plan of Merger, dated as of February 19, 2024 (as may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Discover Financial Services (the “Company”), Capital One Financial Corporation (“Capital One”) and Vega Merger Sub, Inc., and (2) the Discover Financial Services Amended and Restated 2014 Omnibus Incentive Plan and the Discover Financial Services Amended and Restated 2023 Omnibus Incentive Plan (the “Omnibus Plans”).

The Company hereby notifies you that, subject to the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the “Risk Review” section of any outstanding restricted stock unit award (“RSU Award”) and performance stock unit award (“PSU Award”) granted to you under the Omnibus Plans is hereby amended such that, following the Closing, the determination of whether any portion of your award will be forfeited upon a finding of a violation or breach of the Company’s risk policies will be completed by the Committee (as defined in the applicable award agreement), rather than the Company. The remaining provisions of any RSU Award and PSU Award, if applicable, granted to you under the Omnibus Plans will continue in full force and effect unless and until further modified or amended in accordance with the terms of the Omnibus Plans or the applicable award agreement.

Nothing in this letter constitutes a contract of employment or a right to employment for any period of time, and your employment continues to be at-will and may be terminated by you or the Company (or, after the Closing, Capital One) at any time for any reason or no reason. If you have any questions regarding this letter, please contact me at carrieblair@discover.com.

Sincerely,

Carrie Blair
Chief Human Resources Officer